EXHIBIT (G)(1)

[JPMorgan Logo]

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                           DOMESTIC CUSTODY AGREEMENT

                                     BETWEEN

                            THE EXCHANGE TRADED TRUST

                                       AND

                            JPMORGAN CHASE BANK, N.A.

                                                      ___________________, 200__


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                           DOMESTIC CUSTODY AGREEMENT

                                TABLE OF CONTENTS

1. INTENTION OF THE PARTIES; DEFINITIONS                                       1

  1.1    Intention of the Parties                                              1

  1.2    Definitions                                                           1

2. WHAT BANK IS REQUIRED TO DO                                                 3

  2.1    Set Up Accounts                                                       3

  2.2    Cash Account                                                          3

  2.3    Segregation of Assets; Nominee Name                                   4

  2.4    Settlement of Trades                                                  5

  2.5    Contractual Settlement Date Accounting                                5

  2.6    Actual Settlement Date Accounting                                     6

  2.7    Income Collection (Autocredit(R))                                     6

  2.8    Certain Ministerial Acts                                              6

  2.9    Corporate Actions                                                     6

  2.10   Proxy Voting                                                          7

  2.11   Statements and Information Available On-Line                          8

  2.12   Access to Bank's Records                                              9

  2.13   Tax Relief Services                                                   9

3. INSTRUCTIONS                                                                9

  3.1    Acting on Instructions; Unclear Instructions                          9

  3.2    Confirmation of Oral Instructions/Security Devices                   10

  3.3    Instructions; Contrary to Law/Market Practice                        10

  3.4    Cut off Times                                                        10

4. FEES EXPENSES AND OTHER AMOUNTS OWING TO BANK                              10

  4.1    Fees and Expenses                                                    10

  4.2    Overdrafts                                                           11

  4.3    Bank's Right Over Securities;  Set-off                               11

5. SECURITIES DEPOSITORIES AND AGENTS                                         11

  5.1    Use of Depositories                                                  11

  5.2    Use of Agents                                                        12


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6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER                                 12

  6.1    Representations of Customer and Bank                                 12

  6.2    Customer to Provide Certain Information to Bank                      13

  6.3    Customer is Liable to Bank Even if it is Acting for Another Person   13

7. WHEN BANK IS LIABLE TO CUSTOMER                                            13

  7.1    Standard of Care; Liability                                          13

  7.2    Force Majeure                                                        14

  7.3    Bank  May Consult With Counsel                                       15

  7.4    Bank Provides Diverse Financial Services and May Generate
         Profits as a Result                                                  15

8. TAXATION                                                                   16

  8.1    Tax Obligations                                                      16

  8.2    Tax Reclaims With Respect to American Depository Receipts            16

9. TERMINATION                                                                17

10. MISCELLANEOUS                                                             17

  10.1   Notices                                                              17

  10.2   Successors and Assigns                                               18

  10.3   Interpretation                                                       18

  10.4   Entire Agreement                                                     18

  10.5   Insurance                                                            18

  10.6   Governing Law and Jurisdiction                                       18

  10.7   Severability and Waiver                                              19

  10.8   Counterparts                                                         19

  10.9   No Third Party Beneficiaries                                         19


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                           DOMESTIC CUSTODY AGREEMENT

      This Agreement, dated ____________________, 2006, is between JPMORGAN CHASE BANK, N.A. ("Bank"), a national banking association organized and existing under the laws of the United States of America, with a place of business at 3 ChaseMetroTech Center, Brooklyn, New York 11245; and THE EXCHANGE TRADED TRUST ("Customer") with a place of business at 250 East Wisconsin Avenue, Suite 2000, Milwaukee, Wisconsin,53202.

      WHEREAS, Customer is registered under the Investment Company Act of 1940, as amended, (the "1940 Act"), as an open-end investment company, and is authorized to issue shares of beneficial interest in separate portfolios, with each such portfolios representing interests in securities and other assets;

      WHEREAS, Bank is a bank having the qualifications prescribed in Section 26(a)(1) of the 1940 Act; and

      WHEREAS, Customer desires to retain Bank to act as custodian of the cash and securities of the only portfolio of Customer, the NYSE Arca Tech 100 ETF.

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows.

                    1. INTENTION OF THE PARTIES; DEFINITIONS

1.1   Intention of the Parties.

      (a) This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by Bank to Customer. Bank will be responsible for the performance of only those services and duties that are set forth in this Agreement. Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services hereunder.

      (b) It is the intention of the parties that the services offered by Bank under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States ("U.S.") by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and that are eligible for deposit in a U.S. Securities Depository.

      (c) Customer hereby appoints Bank as custodian of all Securities and cash owned by or in possession of Customer at any time during the period of this Agreement, on the terms and conditions set forth in this Agreement, and Bank hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

1.2   Definitions.


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      (a) As used herein, the following terms have the meaning hereinafter stated.

      "Account" has the meaning set forth in Section 2.1 of this Agreement.

      "Affiliate" means an entity controlling, controlled by, or under common control with, Bank.

      "Applicable Law" means any statute, whether national, state or local, applicable in the United States or any other country, the rules of the treaty establishing the European Community, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.

      "Authorized Person" means any person who has been designated by written notice from Customer (or by any agent designated by Customer, including, without limitation, an investment manager) to act on behalf of Customer hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

      "Bank Indemnitees" means Bank, and its nominees, directors, officers, employees and agents.

      "Cash Account" has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

      "Corporate Action" means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include proxy solicitations.

      "Entitlement Holder" means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

      "Financial Asset" means a Security and refers, as the context requires, either to the asset itself or to the means by which a person's claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. "Financial Asset" does not include cash.

      "Instructions" means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the Instructions;
      (ii) are received by Bank in writing or via Bank's electronic instruction system, SWIFT, telephone, tested telex, facsimile or such other methods as are for the time being agreed by Customer (or an Authorized Person) and Bank; and (iii) Bank believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

      "Liabilities" means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).


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      "Securities" means stocks, bonds, notes, certificates, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. "Securities" also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

      "Securities Account" means each Securities custody account on Bank's records to which Financial Assets are or may be credited pursuant hereto.

      "Securities Depository" has the meaning set forth in Section 5.1 of this Agreement.

      "Securities Entitlement" means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

      "Securities Intermediary" means Bank, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

      (b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.


                         2. WHAT BANK IS REQUIRED TO DO

2.1   Set Up Accounts.

      (a) Bank will establish and maintain the following accounts ("Accounts"):

            (i) a Securities Account in the name of Customer for Financial Assets, which may be received by or on behalf of Bank for the account of Customer, including as an Entitlement Holder; and

            (ii) an account in the name of Customer ("Cash Account") for any and all cash received by or on behalf of Bank for the account of Customer.

      (b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

2.2   Cash Account.

      (a) Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account by Bank will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank.


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      (b) Whenever Customer instructs Bank to do so, Bank will arrange for the automatic investment of cash in the Cash Account in mutual funds (including, without limitation, the JPMorgan Money Market Funds and any other mutual fund with respect to which Bank or an Affiliate of Bank serves as an investment adviser, administrator, shareholder servicing agent, and/or custodian or subcustodian and regardless of whether or not Bank or its Affiliate receives any fees for services rendered to any such mutual fund in addition to the fees received by Bank pursuant to this Agreement, all of which such fees Bank is specifically authorized to retain) which Bank makes available for such purposes and which Customer selects through instructions to Bank. Furthermore, in this regard, Bank is directed automatically to arrange for the redemption of such mutual fund shares as may be necessary to avoid any potential overdraft hereunder that Bank perceives based upon the information available to Bank at the time of such redemption or withdrawal. Customer agrees that it will read the prospectus for any mutual fund prior to investing and acknowledges that investments in mutual fund shares are not insured by the Federal Deposit Insurance Corporation ("FDIC") and are not obligations of or guaranteed by Bank. Customer further acknowledges that certain services for which Bank is paid fees by mutual funds in which the Customer invests may overlap with the services Bank provides under this Agreement.

      (c) With Bank's consent, Customer may use as the Cash Account a separate demand deposit account established by Customer at Bank which is electronically linked to the Securities Account.

2.3   Segregation of Assets; Nominee Name.

      (a) Bank will identify in its records that Financial Assets credited to Customer's Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

      (b) Bank is authorized, in its discretion:

            (i) to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank in bearer form;

            (ii) to hold Securities in or deposit Securities with any Securities Depository, settlement system or dematerialized book entry or similar systems a provided by Section 5.1(a) of this Agreement ; and

            (iii) to register in the name of Customer, Bank, a Securities
                  Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

      (c) Bank is authorized, when directed to do so by Customer, to hold Financial Assets at third parties and to register Financial Assets in broker "street name" or in the name of other third parties (or their nominees). Notwithstanding Section 7.1, Bank shall have no liability for any loss of Financial Assets or other damages resulting from holding or registering Financial Assets as so directed by Customer.


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Customer authorizes Bank to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those with Bank.

2.4   Settlement of Trades.

      When Bank receives an Instruction directing settlement of a transaction in Financial Assets that includes all information required by Bank, Bank will use reasonable care to effect such settlement as instructed. Settlement of transactions in Financial Assets will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the risk of loss will be Customer's whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer's counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.5   Contractual Settlement Date Accounting.

      (a) Should Customer request to have Bank's Contractual Settlement Date Accounting Service, Bank will effect book entries on a "contractual settlement date accounting" basis as described below with respect to the settlement of trades in those markets where Bank generally offers contractual settlement date accounting and will notify Customer of those markets from time to time.

            (i) Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the trade where not already delivered.

            (ii) Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the Financial Assets that are awaiting receipt until Bank actually receives them.

Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

      (b) Bank may (in its absolute discretion) upon oral or written notification to Customer reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction's actual settlement, and Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in this sub-section are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.


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2.6   Actual Settlement Date Accounting.

      With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received by Bank.

2.7   Income Collection (Autocredit(R)).

      (a) Bank will credit the Cash Account with income and redemption proceeds on Financial Assets in accordance with the times notified by Bank from time to time on or after the anticipated payment date, net of any taxes that are withheld by Bank or any third party. Where no time is specified for a particular market, income and redemption proceeds from Financial Assets will be credited only after actual receipt and reconciliation. Bank may reverse such credits upon oral or written notification to Customer that Bank believes that the corresponding payment will not be received by Bank within a reasonable period or such credit was incorrect.

      (b) Bank will make good faith efforts in its discretion to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but Bank will not be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.8   Certain Ministerial Acts.

      (a) Until Bank receives Instructions to the contrary, Bank will:

            (i) present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

            (ii) execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

            (iii) exchange interim or temporary documents of title held in the
                  Securities Account for definitive documents of title.

      (b) Bank may provide information concerning the Accounts to Securities Depositories, counterparties, issuers of Financial Assets, governmental entities, securities exchanges, self-regulatory entities, and similar entities to the extent required by Applicable Law or as may be required in the ordinary course by market practice or otherwise in order to provide the services contemplated by this Agreement.

2.9   Corporate Actions.

      (a) Bank will notify Customer of any Corporate Action of which information is either (i) received by it to the extent that Bank's central corporate actions department has actual knowledge of the Corporate Action in time to notify its customers in a timely manner; or (ii) published via a formal notice in publications and reporting services routinely used by Bank for this purpose in time for Bank to notify its customers in a timely manner. Bank also will use its reasonable efforts to notify Customer of any class action litigation for which information is actually received by Bank's central corporate actions department but shall not be liable for any Liabilities arising out of Bank's failure to identify Customer's interest in any class action litigation. Bank does not commit, however, to provide information concerning Corporate Actions or class action litigation relating to Financial Assets being held at Customer's request in a name not subject to the control of Bank.


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      (b) If an Authorized Person fails to provide Bank with timely Instructions regarding Customer's desire to take action with respect to any Corporate Action or class action, neither Bank nor its nominees will take any action in relation to that Corporate Action or class action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action or class action.

      (c) Bank may sell or otherwise dispose of fractional interests in Financial Assets arising out of a Corporate Action or class action and, to the extent necessary to protect Customer's interest in that Corporate Action or class action, credit the Cash Account with the proceeds of the sale or disposition. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Bank deems to be fair and equitable.

      (d) Notices of Corporate Actions and class actions dispatched to Customer may have been obtained from sources which Bank does not control and may have been translated or summarized. Although Bank believes such sources to be reliable, Bank has no duty to verify the information contained in such notices nor the faithfulness of any translation or summary and therefore does not guarantee its accuracy, completeness or timeliness, and shall not be liable to Customer for any loss that may result from relying on such notice.

2.10  Proxies.

      (a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets ("Notifications"), and Bank will act in accordance with Customer's Instructions in relation to such Notifications. If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank's only obligation will be to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an "information only" basis.

      (b) Bank will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, Bank will not be obligated to provide further notice to Customer and shall not be obliged to vote. It is Customer's obligation to monitor the agreed means of providing Notifications to determine if new Notifications have been received.


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      (c) Customer acknowledges that the provision of proxy voting services may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

            (i)   the Financial Assets being on loan or out for registration;

            (ii)  the pendency of conversion or another Corporate Action;

            (iii) Financial Assets being held at Customer's request in a name not subject to the control of Bank;

            (iv) Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting; and

            (v) local market regulations or practices, or restrictions by the issuer.

      (d) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements, in performing proxy voting services, Bank will be acting solely as the agent of Customer, and will not exercise any discretion with regard to such proxy voting services or vote any proxy except when directed by an Authorized Person.

2.11  Statements and Information Available On-Line.

      (a) Bank will send, or make available on-line, to Customer on a daily basis an activity statement and summary of all transfers to or from the Accounts on the day following such transfers and on a monthly basis a formal, detailed statement of account in Bank's standard format for each Account maintained by Customer with Bank, identifying the Financial Assets and cash held in each Account (each such statement a "Statement of Account"). Additionally, Bank will send (or make available on-line) to Customer an advice or notification of any transfers of cash or Financial Assets with respect to each Account. Unless Bank receives from Customer a written notice or objection with regard to any matter set forth in those portions of any Statement of Account or any such advice or notification (or reasonably implied therefrom) within sixty (60) days of receipt of the Statement of Account, Bank will not be liable with respect to such matters, advice or notification, provided such matter is not the result of Bank's willful misconduct or bad faith. References in this Agreement to Statements of Account include Statements of Account in electronic form.

      (b) As Customer may reasonably request from time to time, Bank shall provide Customer with the published reports from its outside auditor on the internal accounting controls and procedures for safeguarding Financial Assets, which are employed by Bank.

      (c) Prices and other information obtained from third parties which may be contained in any Statement of Account or other statement sent to Customer have been obtained from sources Bank believes to be reliable. Bank does not, however, make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Financial Assets.


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      (d) Customer acknowledges that, except for Statements of Account or as otherwise expressly agreed by Bank, records and reports available to it on-line may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such records or reports accessed on-line, unless such loss or damage is the result of Bank's bad faith or willful misconduct.

2.12  Records.

      (a) Bank shall maintain complete and accurate records with respect to Financial Assets, cash or other property held for Customer's account, including
(i) records of original entry containing an itemized daily record in detail of all receipts and deliveries of Securities and all receipts and disbursements of cash; (ii) records reflecting (A) Securities in transfer (i.e., Securities out for re-registration with the transfer agent in connection with a purchase or sale) , (B) Securities in physical possession,, and (C) dividends and interest received, and (E) dividend receivable and interest receivable. Bank shall keep such other books and records applicable to its custody services hereunder as Customer may reasonably request, including those required by Section 31 of the 1940 Act and the rules promulgated thereunder.

      (b) All such books and records maintained by Bank shall (i) be maintained in a form reasonably acceptable to Customer and, subject to Customer's notification and advice to Bank of the applicable rules and regulations, in compliance with such rules and regulations of the Securities and Exchange Commission ("SEC"), (ii) be the property of Bank and at all times during the regular business hours of Bank be made available upon request for inspection by duly authorized officers, employees or agents of Customer and employees or agents of the SEC, and (iii) if required to be maintained by the rules promulgated under the 1940 Act, be preserved for the periods prescribed in such rules.

      (c) Bank will allow Customer's independent public accountants such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs.

2.13  Tax Relief Services.

      Bank will provide tax relief services as provided in Section 8.2.

                                 3. INSTRUCTIONS

3.1   Acting on Instructions; Unclear Instructions.

      (a) Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify the Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the Bank Indemnitees as a result of any action or omission taken in reliance on Instructions in the absence of Bank's bad faith or willful misconduct. Further, it is understood that Bank shall remain responsible for its proper execution of those Instructions without negligence.


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      (b) Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

      (c) Bank may (in its sole discretion and without affecting any part of this Section 3.1), when reasonably necessary, seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

      (d) In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer's name, except where such inconsistency is the result of Bank's own negligence, bad faith or willful misconduct.

3.2   Confirmation of Oral Instructions/Security Devices.

      Any Instructions delivered to Bank by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked "Confirmation". Bank will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instructions received. Either party may record any of their telephonic communications. Customer will comply with any security procedures reasonably required by Bank from time to time with respect to verification of Instructions. Customer will be responsible for safeguarding any test keys, identification codes or other security devices that Bank will make available to Customer or any Authorized Person.

3.3   Instructions; Contrary to Law/Market Practice.

      Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice and Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4   Cut-off Times.

      Bank has established cut-off times for receipt of some categories of Instruction, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day. Bank will notify Customer if Instructions cannot be acted upon on the day requested.

                4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1   Fees and Expenses.


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      Customer will pay Bank for its services hereunder the fees set forth in
Schedule A hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank's reasonable out-of-pocket or incidental expenses as are reasonably incurred by Bank in performing its duties hereunder, including, but not limited to, legal fees and tax or related fees incidental to processing by governmental authorities, issuers, or their agents. Bank may increase such fees by not less than thirty (30) days' notice in writing to Customer. Without prejudice to Bank's other rights, Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as Bank may reasonably determine.

4.2   Overdrafts.

      Customer will have sufficient immediately available funds each day in the Cash Account (without regard to any Cash Account investments) to pay for the settlement of all Financial Assets delivered against payment to Customer and credited to the Securities Account. If a debit to the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Bank from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank's part with respect to the settlement of transactions on Customer's behalf will be asserted by Customer against Bank for Bank's refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Cash Account.

4.3   Bank's Right Over Securities; Set-off.

      (a) Customer grants Bank a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all amounts which are now or become owing to Bank under any provision of this Agreement (except such as may result from Bank's bad faith, or willful misconduct), whether or not matured or contingent ("Indebtedness").

      (b) Without prejudice to Bank's rights under Applicable Law, Bank may set off against any Indebtedness any amount standing to the credit of any of Customer's accounts (whether deposit or otherwise) with any Bank branch or office or with any Affiliate of Bank. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits.

                   5. SECURITIES DEPOSITORIES AND OTHER AGENTS

5.1   Use of Securities Depositories.

      (a) Bank may deposit Financial Assets with, and hold Financial Assets in, any Securities Depository, settlement system, dematerialized book entry system or similar system (together a "Securities Depository") on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such systems.

      (b) Bank will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make good faith efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

      (c) With respect to its responsibilities under this Section 5.1 and pursuant to Rule 17f-4 under the 1940 Act, Bank shall (i) exercise due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain such Financial Assets with Securities Depositories, (ii) provide, promptly upon request by Customer, such published reports as are available concerning Bank's internal accounting controls and financial strength, including, but not limited to, Bank's SAS 70 Report prepared by Bank's external auditors and (iii) to the extent that Bank uses subcustodians, that are Securities Intermediaries and qualified to act as custodians, in connection with the custody services under this Agreement, require any such subcustodian to exercise due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain Financial Assets corresponding to the Security Entitlements of its Entitlement Holders.

5.2   Use of Agents.

      (a) Bank may provide certain services under this Agreement through third parties which may be Affiliates. Bank will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it may not customarily provide itself, including, without limitation, delivery services and providers of information regarding matters such as pricing, proxy voting, Corporate Actions and class action litigation. Nevertheless, Bank will be liable for the performance of any such broker selected by Bank that is an Affiliate to the same extent as Bank would have been liable if it performed such services itself.

      (b) In the case of the sale under Section 2.9(c) of a fractional interest (or in other cases where Customer has requested Bank to arrange for execution of a trade) Bank will place trades with a broker which is an Affiliate provided that Bank has established a program for such trading with such Affiliate. An Affiliate broker may charge its customary commission (or retain its customary spread) with respect to any such transaction.

                  6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1   Representations of Customer and Bank.

      (a) Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money or otherwise incur indebtedness as contemplated by this Agreement, to pledge Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer's legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; and (iv) it is a resident of the United States and shall notify Bank of any changes in residency.

      (b) Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank's legal, valid and binding obligation, enforceable in accordance with its terms; (ii) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (iii) it has full power and authority to enter into this Agreement and has taken all necessary corporate action to authorize the execution of this Agreement; and (iv) it is conducting business its institutional custody services business in compliance in all material respects with all applicable laws and regulations, both state and federal, has obtained all regulatory approvals necessary to carry on such business as now conducted and there is no statute, rules, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property that would prohibit its execution or performance of this Agreement.

Each party may rely upon the above or the certification of such other facts as may be required to administer its obligations hereunder.

6.2   Customer to Provide Certain Information to Bank.

      Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer's organizational documents and its current audited and unaudited financial statements.

6.3   Customer is Liable to Bank Even if it is Acting for Another Person.

      If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash, or Financial Asset, Bank nevertheless will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights Bank might have against Customer's principal.

                       7. WHEN BANK IS LIABLE TO CUSTOMER

7.1   Standard of Care; Liability.

      (a) Bank will use reasonable care in performing its obligations under this Agreement. Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

      (b) Bank will be liable for Customer's direct damages to the extent they result from Bank's bad faith, negligence or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will Bank be liable for any indirect, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank's performance hereunder or Bank's role as custodian.

      (c) Customer will indemnify the Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the Bank Indemnitees in connection with or arising out of (i) Bank's performance under this Agreement, provided the Bank Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any Bank Indemnitee's status as a holder of record of Customer's Financial Assets.

      (d) Without limiting Subsections 7.1(a), (b) or (c), Bank will have no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in
Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash; or
(v) review or reconcile trade confirmations received from brokers (and Customer or its Authorized Persons issuing Instructions will bear any responsibility to review such confirmations against Instructions issued to and Statements of Account issued by Bank).

7.2   Force Majeure.

      (a) Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. Neither party will have any liability, however, for any damage, loss, expense or liability of any nature that may be suffered or incurred, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except where such malfunction is primarily attributable to Bank's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of either party (including without limitation, the non-availability of appropriate foreign exchange). However, that in the event of a failure or delay, Bank (i) shall not discriminate against Customer in favor of any other customer of Bank in making computer time and personnel available to input of process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay. (Each such event hereinbefore described a "Force Majeure"). If, as a result of a Force Majeure, Bank is rendered unable, in whole or in part, to carry out its obligations under this Agreement (including, without limitation, the payment of money) then the obligations of Bank, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuation of any inability so caused. Bank shall use reasonable efforts to resume service and mitigate loss to Customer through implementation of its disaster recovery and business continuation plan. Bank shall promptly notify Customer of a Force Majeure that may affect services provided to Customer under this Agreement.

      (b) Whenever a Force Majeure causes Bank to allocate limited resources between or among Banks customers, Customer shall receive no less priority treatment than is accorded to other similarly situated customers of Bank, with respect to such allocation.

7.3   Bank May Consult With Counsel.

      Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and will not be liable to Customer for any action reasonably taken or omitted pursuant to such advice. Bank shall promptly notify Customer of any action taken or omitted by Bank pursuant to such advice.

7.4   Bank Provides Diverse Financial Services and May Generate Profits as a
      Result.

      Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Accounts or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of these activities. Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information. However, Bank's interests or conflicts shall not interfere with Bank's provision of services to Customer under this Agreement.

7.5   Proprietary and Confidential Information.

      Bank agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Customer, all records and other information relative to Customer and prior, present or potential shareholders of Customer (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by Customer, which approval shall not be unreasonably withheld and may not be withheld where Bank may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Customer. Records and other information which have become known to the public through no wrongful act of Bank or any of its employees, agents or representatives, and information that was already in the possession of Bank prior to receipt thereof from Customer or its agent, shall not be subject to this paragraph.

      Further, Bank will adhere to the privacy policies adopted by Customer pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time, and any other rules or regulations Customer must abide by. In this regard, Bank shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to and use of, records and information relating to Customer and its shareholders.

                                   8. TAXATION

8.1   Tax Obligations.

      (a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer's Accounts.

      (b) Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) the provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond Bank's control.

      (c) If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

      (d) Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account. Customer will indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Bank (i) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (ii) to report interest, dividend or other income paid or credited to the Cash Account, regardless of the reason for such delay or failure; provided however, that Customer will not be liable to Bank for any penalty or additions to tax due solely as a result of Bank's negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2   Tax Relief Services With Respect to American Depository Receipts.

      (a) Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets comprising American Depository Receipts credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax relief claims or reduction of withholding which it will pursue in respect of income payments under this Section 8.2.

      (b) The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets comprising American Depository Receipts in the Account or the payment of income.

      (c) Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, Bank will have no responsibility with regard to Customer's tax position or status in any jurisdiction.

      (d) Customer confirms that Bank is authorized to disclose any information requested by any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

                                 9. TERMINATION

      Either party may terminate this Agreement on sixty (60) days' written notice to the other party. If Customer gives notice of termination, it must provide full details of the persons to whom Bank must deliver Financial Assets and cash. If Bank gives notice of termination, then Customer must, within sixty
(60) days, notify Bank of details of its new custodian, failing which Bank may elect (at any time after the sixty day notice period) either to retain the Financial Assets and cash until such details are given, continuing to charge fees due (in which case Bank's sole obligation will be for the safekeeping of the Financial Assets and cash), or deliver the Financial Assets and cash to Customer. Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination. In addition, either party may, at any time, immediately terminate this Agreement in the event, in the case of the other party, of the appointment of a conservator or receiver of such party by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulator agency or court of competent jurisdiction.

                                10. MISCELLANEOUS

10.1  Notices.

      Notices (other than Instructions) will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received and shall be deemed to have been given on the date received.

10.2  Successors and Assigns.

      This Agreement will be binding on each of the parties' successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3  Interpretation.

      Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4  Amendment.

      This Agreement may not be amended or modified in any manner except by written agreement executed by Bank and Customer.

10.5  Entire Agreement.

      This Agreement, including the Schedules, Exhibits, and the Rider (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.6  Governing Law and Jurisdiction.

      This Agreement will be construed, regulated, and administered under the laws of the United States, including any rule, regulation, law or order of the SEC, or State of New York, as applicable, without regard to New York's principles regarding conflict of laws, except that New York General Obligations Law Sections 1401 and 1402 shall continue to apply. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

10.7  Severability; Waiver; and Survival.

      (a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

      (b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

      (c) Each party's rights, protections, and remedies under this Agreement shall survive its termination.

10.8  Counterparts.

      This Agreement may be executed in several counterparts each of which will be deemed to be an original and together shall constitute one and the same agreement.

10.9  No Third Party Beneficiaries.

      A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

10.10 Security Holding Disclosure.

      With respect to Rule 14b-2(b)(1)(ii) under Securities and Exchange Act of 1934, regarding disclosure of beneficial owners' information to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

10.11 USA PATRIOT Act Disclosure.

      Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") requires Bank to implement reasonable procedures to verify the identity of any person that opens a new account with Bank. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank's identity verification procedures require Bank to obtain certain information ("identifying information") from Customer or on some occasions from third parties regarding Customer. Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Bank.

                                            THE EXCHANGE TRADED TRUST


                                            By:_________________________________
                                               Title:
                                               Date:

                                            JPMORGAN CHASE BANK, N.A.


                                            By:_________________________________
                                               Title:
                                               Date:


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